Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statements (Form S-8 Nos. 333-250834 and 333-291674) pertaining to the Amended and Restated 2022 Stock Plan of Trimble Inc.,
2.Registration Statements (Form S-8 Nos. 333-161295 and 333-183229) pertaining to the Amended and Restated Employee Stock Purchase Plan of Trimble Inc., and
3.Registration Statement (Form S-3 No. 333-264749) and in the related Prospectus of Trimble Inc.;

of our report dated April 25, 2025, with respect to the consolidated financial statements of Trimble Inc. included in this Annual Report (Form 10-K) of Trimble Inc. for the year ended January 3, 2025.

/s/ Ernst & Young LLP

San Jose, California
February 25, 2026